Exhibit D	Wilshire Credit Corporation
CERTIFICATION OF SERVICER	Payments
P.O. Box 30040; Los Angeles, CA 90030-0040
or P.O. Box 650314; Dallas, TX 75265-0314
Correspondence
P.O. Box 8517; Portland, OR 97207-8517
Phone
(503) 952-7947
(888) 502-0100

Fax
(503) 952-7476
March 1, 2007	Web Site
www.wfsg.com
Merrill Lynch Mortgage Investors, Inc.
250 Vesey Street
4 World Financial Center, 10th Floor
New York, New York 10080

LaSalle Bank National Association
135 South LaSalle Street
Chicago, Illinois 60603
Attention:      Jennifer Wilt, Corporate Trust Services—Merrill Lynch Mortgage Investors Trust,
Series 2006-SL2

Re:
Pooling and Servicing Agreement (the “Agreement”) dated as July 1, 2006 among Merrill Lynch Mortgage Investors, Inc., as Depositor, Wilshire Credit Corporation, as Servicer and LaSalle Bank National Association, as Master Servicer and Securities Administrator, Citibank, N.A. as indenture trustee, Merrill Lynch Mortgage Lending, Inc. as sponsor, and Merrill Lynch Mortgage Investors Trust, Series 2006-SL2, as issuing entity, relating to Merrill Lynch Mortgage Investors Trust, Mortgage Loan Asset-Backed Securities, Series 2006-SL2, Pool 665

I, Ken Frye, Senior Vice President, Loan Servicing of Wilshire Credit Corporation (the “Servicer”), hereby certify that:

    (1)A review of the activities of the Servicer during the preceding calendar year and of the performance of the Servicer under this Agreement has been made under my supervision, and

        (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement in all material respects throughout such year or a portion thereof, or if there has been a failure to fulfill any such obligation in any material respect, I have specified below each such failure known to me and the nature and status thereof.

Wilshire Credit Corporation,
as Servicer

By: /s/ Ken Frye
Name: Ken Frye
Title: Vice President Loan Servicing